                                                          MPREMIER VUL
                                                  Prospectus Filing November 2003

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         1.24%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.31%

                                                MPREMIER VUL
                                       Prospectus Filing November 2003

 Male      Preferred     NonSmoker           Level Death Benefit  (Type A)
Age:              55                         CVAT
Face:      1,000,000                         Maximum Charges
TTR:               0                         Assume Annual Payment of 76330 for 7 years
                                             Hypothetical Annual Return of 6% Gross, 4.31% Net
Policy --- Year 5
                          (0a)        (0b)        (1)        (2)        (3)      (4)      (5)       (6)        (7)        (8)         (9)           (10)       (11)      (12)        (13)          (14)
                           BOP         BOP                              Per      Per     Montly               Total                  Total          EOP                   EOP         EOP           EOP
                        Contract      Accum     Premium   Per Policy  Premium  $1,000     Cost    Monthly    Contract  Surrender      Cash         Basic     Corridor   Corridor     Death         Accum
  Month      YEAR         Fund        Prems       Paid      Loads      Loads     Load    Of Ins   Interest    Fund      Charges    Surr Value        DB       Factor      DB        Benefits     Prems Paid

    1          5        195,545     337,098     76,330       20        14,884    780      744       900      256,346     2,923       253,423     1,000,000     2.22     492,185     1,000,000     414,781
    2          5        256,346     414,781        -         20          -       780      745       898      255,699     2,923       252,776     1,000,000     2.22     490,942     1,000,000     416,139
    3          5        255,699     416,139        -         20          -       780      746       895      255,048     2,923       252,125     1,000,000     2.22     489,693     1,000,000     417,502
    4          5        255,048     417,502        -         20          -       780      746       893      254,395     2,923       251,472     1,000,000     2.22     488,438     1,000,000     418,868
    5          5        254,395     418,868        -         20          -       780      747       891      253,739     2,923       250,816     1,000,000     2.22     487,178     1,000,000     420,240
    6          5        253,739     420,240        -         20          -       780      748       888      253,079     2,923       250,156     1,000,000     2.22     485,912     1,000,000     421,615
    7          5        253,079     421,615        -         20          -       780      748       886      252,417     2,923       249,494     1,000,000     2.22     484,641     1,000,000     422,996
    8          5        252,417     422,996        -         20          -       780      749       884      251,752     2,923       248,829     1,000,000     2.22     483,363     1,000,000     424,380
    9          5        251,752     424,380        -         20          -       780      750       881      251,083     2,923       248,160     1,000,000     2.22     482,080     1,000,000     425,770
    10         5        251,083     425,770        -         20          -       780      750       879      250,412     2,923       247,489     1,000,000     2.22     480,791     1,000,000     427,164
    11         5        250,412     427,164        -         20          -       780      751       877      249,738     2,923       246,815     1,000,000     2.22     479,496     1,000,000     428,562
    12         5        249,738     428,562        -         20          -       780      752       874      249,060     2,923       246,137     1,000,000     2.22     478,195     1,000,000     429,965

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month
( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year
(1)       Premium paid  = 76330
(2)       Per Policy load = $20 per month.
(3)       Sales and Admin Load = 19.5% of premium paid
(4)       Per $1,000 load  -   $0.78 per month per 1,000 of insurance amount
(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker
(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.31% is the crediting interest rate.
(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)
(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $29230 and surrender charge percentage = 10% for the 5th policy year.
(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)
(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable
(11)       Corridor factor  - cash value accumulation corridor factor for Male age 55 NonSmoker CVAT
(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)
(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]
(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5